Exhibit 10.08

[*] Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Manufacturing Agreement

Between

Sonos, Inc.

And

IAC

TABLE OF CONTENTS

1.0	DEFINITIONS	3
2.0	SCOPE OF RELATIONSHIP	8
3.0	OWNERSHIP; GRANT OF RIGHTS; TRADEMARKS USAGE	8
4.0	MANUFACTURING OPERATIONS; COMPLIANCE	9
5.0	FORECASTS, PURCHASE ORDERS AND DELIVERY	12
6.0	PRODUCT ACCEPTANCE, INVOICING, QUARTERLY PRICING UPDATES, AND SHIPPING TERM	13
7.0	PRICES; PAYMENT TERMS	14
8.0	NPI; FUTURE PRODUCTS	18
9.0	REPAIR SERVICES; PROVISION FOR EXTENDED WARRANTY	18
10.0	REPRESENTATIONS AND WARRANTIES	19
11.0	INDEMNITY	19
12.0	CONFIDENTIALITY	20
13.0	USE OF CONTRACTORS; COMPLIANCE WITH LABOR LAWS	22
14.0	LIMITATION OF LIABILITY	22
15.0	TERM AND TERMINATION	23
16.0	MISCELLANEOUS	24

Exhibit	Exhibit Description
A	Statements of Work
B	Program Managers
C	Flexibility and Cancellation Guidelines
D	NPI Process
E	RMA and Repair Procedures
F	Sonos Supplier Performance Review
G	Product Pricing Formula
H	ERS Statement of Work
I	Engineering Change Process

Manufacturing Agreement

This Manufacturing Agreement, including the Exhibits (“Agreement”), effective as of September 4, 2014 (“Effective Date”), is by and between Sonos, Inc., a Delaware corporation, having its principal offices at 223 E. De La Guerra Street, Santa Barbara, CA, 93101, USA (“Sonos”), and Inventec Appliances Corporation, having principal offices at 37, Wugong 5th Road, Wugu District, New Taipei City, 24890, Taiwan, R.O.C. (“IAC”).

RECITALS

A. Sonos is in the business of designing, developing and selling consumer electronics products for use in the distribution and playback of digital content.

B. IAC is in the business of, among other things, manufacturing products such as those developed by Sonos on an OEM basis.

C. Sonos and IAC desire to enter into a relationship pursuant to which IAC and its Affiliates will manufacture for Sonos and its Affiliates the Sonos Products on the terms and conditions set forth herein.

AGREEMENT

In consideration of the foregoing and the mutual promises and covenants contained herein, the parties agree as follows:

1.0	DEFINITIONS.

1.1. “Affiliate” means any entity controlled by, controlling, or under common control with Sonos or IAC, as the case may be, now or in the future (control shall be deemed to mean having a right to 50% of the entity’s profits or ownership of at least 50% of the voting rights in the entity).

1.2. “Arena” means the BOM management IT system used by Sonos, and will be used by IAC to access BOM and other Component information required by IAC to manufacture Products.

1.3. “AVL” means the Approved Vendor List, which is a list representing those suppliers and vendors of Third Party Components that are approved by Sonos for use by IAC in the manufacture of Products, or those suppliers and vendors that are approved by Sonos for the procurement by IAC of tooling, equipment, fixtures, etc required for the manufacture or test of Products.

1.4. “BOM” means the bill of materials for a given Product.

1.5. “Build Start Date” means the date that a Product Build is scheduled to begin.

1.6. “Build Complete Date” means the date that a Product Build is scheduled to be completed with respect to all Product Units in such Product Build.

1.7. “Component(s)” means Sonos Sourced Components and IAC Sourced Components. Components shall be identified by Sonos’ part numbers as defined in Arena.

1.8. “Component Defect” means a Component that is not in compliance with the published specification for such Component or is causing a Product to not conform with the Statement of Work for such Product.

1.9. “Component Lead Time” means the time between the date IAC places a purchase order with a Component supplier for a Component and the date that Component arrives to IAC’s factory.

1.10. “Defective Product” means any Product that does not comply with the Specifications, the Purchase Order, Statement of Work or other provisions of this Agreement.

1.11. ”Deliverables” shall mean any tangible or intangible items to be delivered by one party to the other party.

1.12. “Delivery Date” means the date that a Product Build (or portion thereof) is delivered by IAC to the Destination Port.

1.13. “Designated Carrier” means any entity that has been designated in writing by Sonos to perform or procure the transport of Product Units by rail, road, air, sea, inland waterway or by combination of such modes.

1.14. “Destination Port” means the port (which may be a shipping port or airport) where a given Product Build (or portion thereof) is designated for delivery by Sonos.

1.15. “Documentation” means any user and technical materials that Sonos makes available for the Products.

1.16. “Effective Date” means the date this Agreement is executed by the Parties.

1.17. “Engineering Change”, “Engineering Change Order” or “ECO” means a change to the design of a Product after Mass Production has begun. ECOs may be initiated by either party, but must be approved by Sonos prior to implementation.

1.18. “Epidemic Failure” shall have the meaning set forth in Exhibit E.

1.19. “Excess Component(s)” means any Third Party Component for which IAC has taken delivery and incurred a payment obligation that (i) is (a) a Unique Component, (b) an Obsolete Component, or (c) were to be consumed for Products that were rescheduled or cancelled in accordance with Exhibit C, and (ii) has not subsequently been consumed for Products within [*] after IAC takes physical delivery of the Component.

1.20. “Future Product” means any product in development by Sonos that may become a Product under the terms of this Agreement. A Future Product is not considered a Product until (i) NPI is complete, (ii) a Statement of Work has been signed by both parties with respect to such Future Product, and (iii) Mass Production commences on such Future Product.

1.21. “IAC Contributions” means the Technology made or otherwise provided by IAC under this Agreement.

1.22. “IAC Manufacturing Facility” means the IAC facility where Product Units are manufactured. The initial IAC Manufacturing Facility is [*]. Production of Product Units shall not be moved to a different IAC Manufacturing Facility without Sonos’ prior written consent.

1.23. “IAC Property” shall mean (i) any and all Technology developed by IAC and/or its Affiliates prior to the Effective Date or outside of the scope and independent of its performance of this Agreement, (ii) any modifications, derivatives or improvements to the items in (i) made solely by IAC or its Affiliates that constitute manufacturing processes and (iii) all Intellectual Property Rights in the items in (i) and (ii)..

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1.24. “IAC Subcontractor” shall mean any third party subcontractor selected by IAC to perform services on behalf of IAC under this Agreement.

1.25. “Hardware Quality Test Plan” shall mean all required reliability testing of a Product throughout the NPI process. A Hardware Quality Test Plan will be provided by Sonos to IAC for each Product, and included in the relevant Statement of Work.

1.26. “Intellectual Property Rights” means with respect to a given piece of Technology, all current and future worldwide patents and other patent rights, utility models, copyrights, mask work rights, trade secrets, and all other intellectual property rights and the related documentation or other tangible expression thereof.

1.27. “Lead Time” means the time between the date a Purchase Order is acknowledged by IAC and the shipment ex-factory date. The default Lead Time is agreed to be [*], unless a shorter Lead Time is specified in the applicable Statement of Work for the Product.

1.28. “Manufacturing Date” means the date a Product Unit is manufactured, packaged and ready for shipment.

1.29. “Marks” means the trademarks, service marks, trademark and service mark applications, trade names, logos, insignia, symbols, designs or other marks identifying a party or its products.

1.30. “Mass Production” means production line manufacturing in quantity of a Product for commercial release to Sonos customers.

1.31. “New Product Introduction” or “NPI” means the process by which IAC and Sonos bring a Product or Future Product to the IAC Manufacturing Facility for the purpose of commencing Mass Production of such Product. The standard NPI process is outlined in Exhibit D hereto.

1.32. “NRE Services” means the development and related engineering services provided by IAC during the NPI process. The services shall not include non-engineering related activities, such as facility costs, materials costs, direct labor costs, etc.

1.33. “Obsolete Component” means a Third Party Component that is rendered obsolete by an ECO or a Product end of life, and cannot be used in any other Sonos Product.

1.34. “Parties” means Sonos and IAC.

1.35. “Product” means each product (including any hardware, software, technology, and Components) identified in detail in an applicable Statement of Work, attached hereto from time to time, to be manufactured by IAC for Sonos pursuant to the terms of this Agreement.

1.36. “Product Build” means a Mass Production manufacturing build for a specified number of Product Units designated in a Purchase Order. A Product Build is not complete until all Product Units specified in the Purchase Order are complete.

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1.37. “Product Customizations” shall mean any derivatives, improvements or modifications to any Product made by either party (or a subcontractor of such party) in the course of performance of this Agreement. Product Customizations does not mean the manufacturing processes utilized by IAC or an IAC Subcontractor to make such derivatives, improvements, or modifications to a Product. Any Product Customizations made by IAC or an IAC Subcontractor shall be on a “work for hire” (using the meaning given to such term under United States copyright law) basis to the maximum extent permissible under applicable law, and all Intellectual Property Rights therein shall be owned solely by Sonos.

1.38. “Product Unit” means a single, individual Mass Production unit for any given Product.

1.39. “Production Process Change Order” means a proposed change by either party to the Mass Production manufacturing process for a given Product. Production Process Change Orders may include proposed modifications, among other things, to printed circuit board assembly and test, Product sub-assemblies, Product final assembly, Product test or quality assurance procedures.

1.40. “Purchase Order” or “PO” means a written or electronic purchase order issued by Sonos to IAC for purchase of a Product.

1.41. “Purchase Price Variance” or “PPV” means the difference between the price for a Product Unit specified on an IAC invoice and the actual cost that should have applied for such Product Unit according to the terms of this Agreement and as determined at a later date.

1.42. “Quality Plan” means for any given Product the series of tests and inspections that must be performed by IAC during the manufacturing process to ensure that the Product meets the applicable Specifications. Each Product shall have a separate Quality Plan that is set forth in the applicable Statement of Work. While each Quality Plan shall be jointly developed and determined between and by Sonos and IAC, Sonos owns the Quality Plan and reserves the final decision-making regarding its contents.

1.43. “Rolling Forecast” means a forecast of Sonos’ estimated future requirements for any Product to be manufactured by IAC for Sonos, [*]. Other than the Sonos obligations described under this Agreement, a Rolling Forecast is a non-binding projection of Sonos’ future requirements for a Product.

1.44. “Semi-Monthly Invoice Date” means the middle and final business day, respectively, of a given month. On such date, IAC is entitled to send an invoice to Sonos for the Product Units that have shipped during the first half or second half of the month, as applicable.

1.45. “Shipping Term” means the default shipping term as set forth in Section 6.5. Such Shipping Term shall govern any Product manufactured by IAC for Sonos under this Agreement, unless otherwise agreed in writing by Sonos, or instructed in writing by Sonos, and expressly stated in an applicable Purchase Order and confirmed in the corresponding invoice.

1.46. “Software” shall mean software developed by Sonos or licensed from a third party by Sonos that is used in the operation of a Product, whether embedded in a Component or otherwise.

1.47. “Sonos Destination” means a Sonos Fulfillment Center (as defined below) or the delivery location of a Sonos customer.

1.48. “Sonos Fulfillment Center” means a designated warehouse location run by or for Sonos from which Sonos warehouses or assembles Product Units, fulfills its customers’ orders and/or processes returns. Sonos Fulfillment Centers may be located anywhere in the world.

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1.49. “Sonos Sourced Component(s)” means all Third Party Components required for the manufacture of Products that the pricing and supply contract, including all terms and conditions, are negotiated and controlled by Sonos. IAC shall procure Sonos Sourced Components at the pricing, terms and conditions as directed by Sonos, unless otherwise agreed in writing between the Parties. Sonos Sourced Components are listed in the attached Statement of Works, and may be updated from time to time in writing by Sonos to IAC.

1.50. “IAC Sourced Component(s)” means all Third Party Components required for the manufacture of Products that the pricing and supply contract, including all terms and conditions, are negotiated and controlled by IAC. IAC Sourced Components are listed in the attached Statement of Works, and may be updated from time to time in writing by Sonos to IAC.

1.51. “Sonos Property” shall mean (i) all items provided by Sonos or its Affiliates, (ii) any and all Technology developed by Sonos and/or its Affiliates prior to the Effective Date, independent of performance of this Agreement or in the course of performance of this Agreement, (iii) the Products and Product Customizations (including software as further described in the Statement of Work), and (iv) all Intellectual Property Rights related to any of the foregoing.

1.52. “Sonos Tool” means a custom tool, piece of equipment, fixture, jig or similar item either provided by Sonos or created by IAC or an IAC Subcontractor solely for the manufacture of a Product or Future Product, which Sonos Tool cannot be used for any other purpose or repurposed for future use by a different IAC customer. Sonos Tools shall be considered Sonos Property and be used solely on Sonos Product.

1.53. “Specifications” shall mean the technical and other specifications for a Product set forth in an applicable Statement of Work.

1.54. “Standard Components” shall mean Third Party Components which are not Unique Components. Standard Components can typically be used by IAC for another of its customers, or can be reallocated by the Component supplier for use by a customer other than IAC. Unless a Component is designated as a Unique Component in the applicable Statement of Work, it is assumed to be a Standard Component.

1.55. “Statement of Work” means the document, attached hereto as an Exhibit A, that describes a Product, its specifications and all other related information and requirements necessary to produce such Product in a manner consistent with Sonos’ expectations.

1.56. “Technology” means all inventions, processes, tools, devices, prototypes, schematics, designs, documentation, methodologies, software and hardware.

1.57. “Third Party Components” means all hardware, technology, software or materials that IAC incorporates into the Products that are procured by IAC or an IAC Affiliate. For the purpose of this Agreement, hardware, software, technology and materials supplied to IAC by an IAC Affiliate for IAC’s manufacture of Products shall be considered a Third Party Component. Additionally, any hardware or other materials (but excluding Sonos or third party software) that are provided, consigned, or sold to IAC by Sonos shall be considered a Third Party Component.

1.58. “Third Party Finished Goods” shall mean finished products that are produced for Sonos by an entity other than IAC. A Third Party Finished Good is typically complete except for being placed into consumer packaging. For the purpose of this Agreement, a finished product produced by an IAC Affiliate, or a finished product provided, consigned, or sold to IAC by Sonos, shall be considered a Third Party Finished Good.

1.59. “Third Party Property” shall mean equipment, designs, materials and other property embodied in Third Party Components that are procured by IAC or Sonos (as designated in the applicable Statement of Work) and incorporated into the Product.

1.60. “Transfer Product” means a Sonos product that is commercially available prior to IAC commencing NPI for such product.

1.61. “Unique Components” shall mean Third Party Components which must be ordered, designed and customized specifically for a given Product and cannot be used by IAC for its other customers. Unique Components, if any, for a given Product are designated in the applicable Statement of Work.

1.62. “ERS SOW” shall mean a statement of work that describes the processes agreed by the Parties regarding the settlement of evaluated receipts and the management and acknowledgement of Purchase Orders. The ERS SOW is attached to this Agreement as Exhibit H, and may be updated periodically as mutually agreed by the Parties and in accordance with Section 16.7 of this Agreement.

2.0 SCOPE OF RELATIONSHIP.

2.1. Manufacturing of Products. Subject to the terms and conditions of this Agreement, IAC shall procure, directly or indirectly, certain Third Party Components (as identified on the Statement of Work and maintained in Arena), manufacture, assemble, and test Products which Sonos and/or its Affiliates may order from IAC, respectively. The various Products shall be manufactured by IAC according to the respective Statement of Work, as set forth in an applicable Exhibit A. IAC agrees to supply Product(s) in conformance with the applicable Statement of Work for the duration of this Agreement. IAC agrees to build and ship Product Units directly to a Sonos Destination. IAC will handle all necessary fulfillment, external packaging, customs clearance and shipping procedures necessary to deliver the Product Unit(s) directly to the designated Sonos Destination, anywhere in the world, in accordance with the shipping terms specified in Section 6.5, or any other terms that may be mutually agreed upon between the Parties in writing.

2.2. Product Bundling. If requested by Sonos, IAC agrees that it will perform final consolidation, packaging and related activities, at Sonos’ expense, for Third Party Finished Goods that require bundling with Sonos Products manufactured by IAC. Such Third Party Finished Goods will be delivered fully assembled and may be in temporary or sub-packaging. For the avoidance of doubt, the BOM for any Third Party Finished Good shall be excluded from the pricing formula in Section 7.1.

3.0 OWNERSHIP; GRANT OF RIGHTS; TRADEMARKS USAGE.

3.1. Ownership by IAC. IAC shall own, and hereby retains, all right, title, and interest in and to the IAC Property.

3.2. Ownership by Sonos. Sonos shall own, and hereby retains, all right, title, and interest in and to the Sonos Property. Except for preexisting IAC Property and any third party’s Intellectual Property, IAC shall and does hereby irrevocably assign, and shall and does cause IAC Affiliates and IAC Subcontractors to irrevocably assign, to Sonos all of IAC’s, IAC Affiliates’ or IAC Subcontractors’ worldwide right title and interest in and to the Sonos Property , if any, whether developed solely by Sonos or jointly between Sonos or a Sonos Affiliate and IAC, an IAC Affiliate, or an IAC Subcontractor, that may arise through the performance of its obligations under this Agreement. IAC shall cooperate fully with Sonos and execute such further instruments, documents and agreements and give such further written assurances, as may be reasonably requested by Sonos, at Sonos’ expense, to perfect the foregoing assignment and obtain and enforce assigned Intellectual Property Rights.

3.3. Licenses by Sonos to IAC.

3.3.1. License to Manufacture. Subject to all terms and conditions of this Agreement, Sonos hereby grants to IAC and its Affiliates a non-exclusive, worldwide, nontransferable, royalty free right and license under Sonos’ Intellectual Property Rights, to manufacture the Products solely for Sonos.

3.3.2. Software License. Subject to all terms and conditions of this Agreement, Sonos hereby grants to IAC and its Affiliates a non-exclusive, worldwide, nontransferable, royalty-free right and license to make copies of the software specified in the applicable Statement of Work solely as necessary to install and embed such software in the Product. IAC shall: (i) ensure that all copies are exact copies and conform in all respects to the original master copy provided by Sonos; (ii) make only one (1) copy of such software per each Product manufactured; (iii) reproduce any proprietary notices contained in such software and not remove, alter or obfuscate any such proprietary notices; (iv) not modify or create derivative works of such software; and (v) not reverse engineer, decompile or otherwise attempt to derive the source code of such software.

3.3.3. Necessary Export Permissions. The above license grants shall be deemed to include all necessary rights and licenses, if any, to permit IAC to export the Products to Sonos or Sonos’ designee.

3.4. Third Party Property. Each party shall be responsible for the payment of any royalties or other fees for any Third Party Property associated with a Third Party Component procured by such party (as set forth in the applicable Statement of Work), including any required rights to use, manufacture, copy, sell, offer for sell, distribution and export or import the Product.

3.5. Trademarks License. Sonos hereby authorizes IAC to use and to cause its Affiliates to use, the Marks as specified by Sonos on the Products and relevant documents solely for the purpose of this Agreement. Except for the limited rights granted in this Section 3.5, nothing in this Agreement grants, or should be construed to grant, any right, title, or interest in or to the Sonos Marks to IAC. At no time shall IAC challenge or assist others to challenge the Sonos Marks, or registrations thereof, or attempt to register any trademarks, service marks, trade names or other marks confusingly similar to the Sonos Marks. All goodwill associated with the Sonos Marks shall inure solely to the benefit of Sonos.

4.0 MANUFACTURING OPERATIONS; COMPLIANCE.

4.1. Program Managers. Sonos and IAC will each appoint at least one Program Manager (“Program Manager”). The names, addresses, email IDs, and telephone numbers of the Program Managers are attached to this Agreement as Exhibit B. The Program Managers shall act as liaisons and principal points of contact between the parties with respect to their respective performances of this Agreement. All communications between the Parties with respect to development of Products shall be directed to the Program Managers. The Program Managers may provide the Parties from time to time with the names and telephone numbers of additional specific contact persons (e.g., to communicate specific information regarding support, enhancements, etc.) when such direct contact is preferable. In the event that either party appoints a new Program Manager, such party shall promptly notify the other in writing, provided that Sonos reserves the right to request that IAC replace any Program Manager that is not performing at a satisfactory level, and such requests shall not be unreasonably refused by IAC.

4.2. Production Process Change Order Request. IAC shall not make any changes to any manufacturing process with respect to any Product without first obtaining in writing from Sonos approval for a Production Process Change Order. IAC shall submit a request to make a change containing sufficient engineering data in support of the request. Within [*] of receiving such request, Sonos shall respond to IAC’s request and shall either approve or disapprove the change, request more information, request samples built using the new manufacturing process for testing purposes, or the parties may mutually agree to extend the deadline for implementation of the proposed change. The foregoing request/approval process shall also apply during NPI for any Transfer Product or Future Product.

4.3. Sonos’ Engineering Change Order (ECO) Request. When an Engineering Change is required by either party, the requesting party shall provide the other party with all applicable and sufficient documentation, specifications, and the requested effective date of such engineering change. IAC shall respond initially within [*] or any other longer period agreed between the Parties, advising Sonos as to (i) implementation and the effective date of such change, (ii) associated costs and effect to on-hand materials, on-order materials and work in process which shall be borne by Sonos, (iii) the impact of the change upon existing Product pricing and shipment schedules for the entire period for which Purchase Orders are outstanding, and (iv) the costs and expenses of obsolete materials caused by implementing such engineering change which shall be borne by Sonos, subject to the provisions of Section 7.9. Costs associated with Engineering Change Orders shall be agreed in writing between the Parties prior to implementation. The foregoing request/approval process shall also apply during NPI for any Transfer Product or Future Product. The Engineering Change process agreed upon between the Parties is described in detail in Exhibit I attached to this Agreement.

4.4. Notification Requirement. If at any time either party discovers an error, bug or other problem that such party believes will require a Production Process Change Order or Engineering Change Order, the discovering party will notify the other immediately and begin the process of fixing the issue in accordance with either Section 4.2 or 4.3, as appropriate. Sonos reserves the right to halt Mass Production of a given Product if Sonos determines, in its reasonable and good faith judgment, that there is a problem in manufacturing such Product that requires immediate remedial action. [*]. Unless otherwise authorized by Sonos in writing, the Mass Production line will remain stopped until the cause of the failure is understood, a solution is implemented and thoroughly tested and Sonos approves in writing to resume Mass Production.

4.5. Quality Programs; Disaster Recovery Plan. IAC shall maintain various quality control programs consistent with best practices for the industry, each of which will be provided to Sonos if requested. When applicable, any additional or substitute quality requirements agreed to by the Parties shall be made to such programs and plans. IAC shall also have a disaster recovery plan in place detailing IAC’s plans, procedures, and designated resources for timely response to and recovery from potential civil, natural, and physical plant disasters that could reasonably be expected to disrupt production and delivery to Sonos. The plan shall be approved by Sonos for each Product to ensure the supply of such Products to Sonos is not interrupted. Such plans may include multiple sources of supply for each Component and back-up manufacturing facilities. Any changes to the disaster recovery plan shall be subject to Sonos’ prior written concurrence.

4.6. Inspection of IAC Plants; Subcontractors. Upon [*] prior written notice from Sonos, Sonos or its representatives will have the right to inspect and audit, at Sonos’ expense, IAC’s factory, purchasing processes, manufacturing processes, quality program, physical inventory count and supporting documentation, including reports, quality test data and training documents and certificates of

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conformance as related to Products at any time during the term of this Agreement. For information stored electronically and where IAC cannot give Sonos access to its systems, IAC will provide printouts of any requested documentation. If such an inspection is requested, IAC will reasonably furnish all relevant supporting documentation to verify compliance with its stated manufacturing and quality processes. Inspections shall be conducted at a reasonable time and during normal hours of operation. Such inspections and audits by Sonos or a Sonos authorized audit firm will be limited to [*], except for any case of an identified quality issue whereby Sonos will have the right to inspect IAC’s facility and to review applicable documentation and processes at any time, provided Sonos provides IAC with written notice [*] in advance of the Sonos inspection. Subject to the prior written approval of IAC’s vendor or IAC Subcontractor, Sonos or its representatives may also inspect such vendor or subcontractor.

4.7. Safety Standard Changes. IAC shall promptly notify Sonos if, to its knowledge, any upgrade, substitution or other change to any Third Party Component is required to make the Component meet applicable safety standards or other governmental statutes, rules, orders or regulations. Sonos and IAC will discuss the costs of any subsequent upgrade, substitution or other required change in an equitable manner based on good faith discussions between the parties.

4.8. Compliance with Laws and Regulations for Manufacturing; Fair Labor Practices. IAC shall comply with all applicable laws and regulations related to the manufacturing and/or production of the Products in jurisdictions in which IAC manufactures the Products, including labor and employment, environmental, safety, tax and other similar regulations. In addition, IAC currently complies and will continue to comply with any applicable regulations regarding foreign child labor laws and other abusive labor practices.

4.9. EICC Membership. IAC shall maintain a membership in good standing with the Electronic Industry Citizenship Coalition (EICC) throughout the term of this Agreement. If IAC presently does not have an EICC membership, then after SONOS joins the EICC and unless otherwise agreed in writing between the Parties, one shall be obtained within six (6) months from the Effective Date. In the event IAC loses or discontinues their EICC membership during the term of this Agreement, Sonos must be notified in writing within three (3) business days, including the reason or reasons the membership has been disrupted. IAC shall cure any membership disruption within six (6) weeks time from the date of its occurrence.

4.10. Compliance with Product Requirements. Sonos is responsible for identifying and securing approvals from regulatory, safety and/or standards organizations agencies in the various jurisdictions in which it sells or intends to sell the Products. IAC shall use commercially reasonable efforts to provide any and all assistance requested by Sonos to obtain such approvals from the relevant agencies and organizations, of which will be at Sonos’ cost. IAC shall mark the Products and, as applicable, the Components, with regulatory, safety and standards organizations marks which signify compliance with the requirements of those organizations that Sonos has specified. IAC has the responsibility for obtaining any required regulatory, safety or other approvals for Components, provided that Sonos shall provide reasonable assistance in obtaining such approvals from any Sonos-appointed vendors.

4.11. Origin Certification; Marking; HTS. Upon Sonos’ request, IAC will provide Sonos with an appropriate certificate stating the country of origin for the Products and Components, provided that IAC can obtain such certification from the Components vendor. IAC shall mark the container or pallet with the country of origin in compliance with customs’ requirements. IAC agrees that it will follow Sonos’ guidelines for Harmonized Tariff Schedule (“HTS”) classifications that may be required for either export or import of the Products.

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4.12. Manufacturing Test Information. IAC shall provide Sonos with electronic tracking of Product assembly data (sub and final assemblies), Product test results, quality audits (dates, scope, findings, actions), packaging, shipping and ECO implementation details. [*].

4.13. On Site Presence. Sonos always has the right to have its employees or authorized representatives on IAC’s manufacturing floor for the general purpose of overseeing and collecting manufacturing information related to the Mass Production, repair, or rework of Products.

4.14. Performance Expectations. Sonos and IAC agree to work together to develop and achieve the supplier performance expectation as outlined by the Sonos Supplier Performance Review described in Exhibit F. [*]. IAC agrees to discuss and document in the performance review meetings any productivity improvement accomplishments and future plans relating thereto. Each party shall be responsible for its own costs associated with participating in these activities.

5.0 FORECASTS, PURCHASE ORDERS AND DELIVERY.

5.1. End of Life. If Sonos elects to discontinue the sale of any Product (“End of Life” or “EOL”), Sonos shall notify IAC in writing at least [*] prior to the approximate date on which Sonos intends to EOL the product, including the date and quantity of the last Product Build and any additional requirements for future, anticipated returns.

5.2. Purchase Orders. From time to time [*], an authorized Sonos Planning Manager defined in Exhibit B shall send to IAC a binding Purchase Order in accordance with the Lead Time for a given Product. Sonos’ Purchase Orders shall be submitted to IAC in writing or by any reasonable means, including but not limited to EDI, postal delivery, courier delivery, facsimile transmission or electronic mail. Each Purchase Order shall include:

(a) Identification of Product ordered by Sonos part number;

(b) Quantity to be purchased;

(c) Requested Product ex-factory date; and

(d) Sonos Destination and other specific instructions.

5.3. Placement of Purchase Orders; Rolling Forecasts. All Purchase Orders under this Agreement shall be subject only to the terms and conditions hereof. IAC shall not be bound by any term or condition on a Purchase Order that is inconsistent with this Agreement or any of its exhibits except to the extent mutually agreed in writing by the Parties. In the event the terms of any such Purchase Order, confirmation or similar document conflict with or are additional to the terms of this Agreement, the terms of this Agreement alone shall apply and shall govern regardless of execution of such document by one or both parties. [*]. Unless requested by Sonos more frequently, IAC shall update Sonos [*] with current lead times and cancellation terms, as applicable, for all Components required to manufacture Products. Upon Sonos’ request, IAC will provide documentation from the manufacturer of any Component proving the accuracy of applicable Component lead-times and cancellation terms, as applicable.

5.4. Acknowledgment of Purchase Orders by IAC. The process describing Purchase Order acknowledgment is found in Exhibit H. If a Purchase Order shortens the Lead Time or Sonos requests an adjustment to a Purchase Order, IAC will use commercially reasonable efforts to adjust the Purchase Order or accommodate such shorter Lead Time. Any reasonable and actual costs incurred by IAC to accommodate a shorter Lead Time shall be borne by Sonos, provided that Sonos has approved such costs in advance in writing. If Sonos does not approve such costs, the Products shall be shipped no later than the originally scheduled shipment date.

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5.5. Flexibility Guidelines. [*].

5.6. Delays. If IAC knows it cannot meet the ex-factory date for a given Purchase Order, IAC shall immediately notify Sonos in writing of such event. In such event, both parties will jointly develop alternatives to resolve any late delivery of Product in order to minimize adverse consequences resulting from such late delivery. If only a portion of the Product Build is available for shipment to meet the ex-factory date, IAC will notify Sonos and ship the available Products unless otherwise directed by Sonos. In the event that such delay is solely caused by IAC (an “IAC Delay”), IAC shall notify Sonos in writing [*] in advance of the change and provide a recovery plan within [*]. If the IAC Delay causes Products to ship more than [*] from the original ex-factory date, IAC shall pay for any resulting increase in the freight cost over that which Sonos would have been required to pay by the standard shipment method.

5.7. Allocation. In the event of a reduced allocation, whether due to a Force Majeure event or otherwise, IAC shall provide Sonos and its Affiliates with written notice if it anticipates or has reason to believe that IAC’s output of the Product shall not be sufficient to meet all of Sonos’ and/or its Affiliates’ requirements for any period. Sonos shall receive at least the same priority, with respect to IAC’s allocation of production capacity and Components, as any other IAC customer.

5.8. Duty to Fulfill Purchase Orders. IAC agrees to fulfill all Purchase Orders in accordance with the terms of this Agreement prior to the termination or cancellation of this Agreement, even if the Delivery Dates of Products under such Purchase Orders occur after the date of expiration or termination.

5.9. Delivery. All Product Units specified in a Purchase Order shall be shipped complete, both as to quantity and overall Product contents, in accordance with the applicable Statement of Work.

5.10. [*].

6.0 PRODUCT ACCEPTANCE ,INVOICING, QUARTERLY PRICING UPDATES, AND SHIPPING TERM.

6.1. Production Line Testing and Acceptance. Acceptance for a given Product is typically governed by adherence to the applicable Quality Plan. Any Product that passes the Quality Plan is deemed accepted by Sonos, unless Sonos has indicated that it wishes to perform a separate acceptance inspection to verify compliance with the Quality Plan, in which case acceptance will be deemed to take place after satisfactory completion of such inspection. Transfer of title of Product to Sonos does not indicate acceptance by Sonos of that Product. Such acceptance, however, does not modify or otherwise limit in any respect the product warranty provided by IAC to Sonos under Section 10.2 hereof.

6.2. Rejection. Any Product that does not meet the various tests specified in the applicable Sonos Quality Plan shall be deemed rejected. If rejected, IAC shall have the option, at its sole expense and cost, to either (i) take such remedial measures as shall be necessary to enable the Product to comply with the Sonos Quality Plan, or (ii) scrap the Product and build a replacement Product Unit that conforms to the Quality Plan. IAC shall make such decision in a timely manner, but in no event take longer than five (5) working days to reach such decision, so that the overall progress of the Product Build is not delayed. Under no circumstances will Sonos be obligated to pay for any Product (or any Components incorporated therein) that has not passed the applicable Quality Plan.

6.3. Invoicing. Upon transfer of title of Product to Sonos and compliance with the process described by Exhibit H, IAC shall invoice Sonos with reference to the governing Purchase Order and Sonos shall pay such invoice in accordance with the payment terms described in Section 7.5.

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Concurrent with the submission of the invoice, IAC shall transmit to Sonos the executed bill of lading and/or other shipping documents or statement for the Products. All invoices under this Agreement shall be subject only to the terms and conditions hereof. Sonos shall not be bound by any term or condition on an invoice that is inconsistent with this Agreement or any of its exhibits except to the extent mutually agreed in writing by the parties. In the event the terms of any such invoice or similar document conflict with or are additional to the terms of this Agreement, the terms of this Agreement alone shall apply and shall govern regardless of execution of such document by one or both parties.

6.4. [*] Pricing Updates. [*], Sonos and IAC shall apply the cost model formula described in Exhibit G to determine a price for each Product that will be applied to invoices [*]. [*]. In order to capture the latest prices for Components [*], IAC shall provide Sonos with the BOM cost for each Product no later than [*]. Sonos will review the BOM cost data and the Parties will work in good faith to resolve any discrepancies and update their respective systems with the agreed upon Product pricing [*].

6.5. Shipping Term; Title and Risk of Loss. Unless otherwise specified to the contrary on a Purchase Order (and subsequently acknowledged in writing by IAC), shipping terms are [*] and include all elements of the INCOTERMS 2010 definition with the following modifications:

[*]

7.0 PRICES; PAYMENT TERMS.

7.1. Product Prices. Unless otherwise mutually agreed, the price to be paid by Sonos for any Product manufactured by IAC hereunder will be quoted based on the calculation of the pricing formula described in Exhibit G and the Shipping Term described by Section 6.5. Subject to Section 7.6, the Price for any given Product shall be governed by the pricing formula set forth in Exhibit G and based on pricing formula inputs that are applicable on the date a Product is manufactured by IAC. In cases where a Product’s price paid by Sonos is not equal to the applicable pricing formula calculation, the difference will be settled by the PPV process described herein. [*].

7.1.1. Items Specifically Excluded from Price and/or Pricing Formula. The parties agree that the following items shall not be charged to Sonos in the Price of any Product, whether separately itemized or amortized into an item of the Pricing Formula:

(a) [*]

(b) [*]

(c) [*]

(d) [*]

7.2. Component, Tooling and Labor Pricing Provisions.

7.2.1. Component and Sonos Tools Pricing. [*].

7.2.2. Component and Sonos Tools Shipping Costs. [*].

7.2.3. Production Line Labor Pricing. Labor pricing for IAC operators shall be competitive in the region IAC is operating in. Actual labor pricing shall be applied by IAC in calculating Product pricing using the cost model described in Exhibit G.

7.2.4. First Pass Yield Costs. For each Product, the Statement of Work will establish a mutually agreed upon first pass yield rate. [*] allocation of costs shall be as follows:

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Cause of Yield Loss	Responsible Party
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]

7.3. Sonos Tools. To the extent that Sonos requires the creation or procurement of a Sonos Tool, Sonos shall pay IAC by [*] upon acceptance of the invoice provided by IAC in accordance with Exhibit H and/or other applicable SOW, which acceptance may not be unreasonably withheld. [*]. Upon payment to IAC, Sonos shall take full title and ownership of the applicable Sonos Tool, including any specifications associated with the Sonos Tool. IAC will execute any documents necessary to document or perfect Sonos’ ownership of the Sonos Tool. If the Sonos Tool is created by an IAC Subcontractor, IAC shall secure such ownership rights in accordance with its responsibilities specified in Section 13.1 of the Agreement. [*]. IAC will hold the Sonos Tools as a bailee only and will not permit any lien or other encumbrance to be placed against it when in IAC’s care, custody and control. IAC will apply Sonos asset tags provided by Sonos to all Sonos Tools. Under no circumstances will IAC move Sonos Tools from the location designated by Sonos, without Sonos’ prior written consent, or deny Sonos access to the Sonos Tools. Immediately upon Sonos’ request or termination of this Agreement, IAC will deliver the Sonos Tools to [*]. IAC agrees to return the Sonos Tools in the same condition it was provided to IAC, except for normal wear and tear. IAC agrees to use Sonos Tools solely for Sonos’ benefit. IAC will not use Sonos Tools for any other purpose or permit a third party to use the Sonos Tools except as set forth in this Agreement. The Sonos Tools provided by Sonos is provided to IAC “as is” and Sonos disclaims all warranties, express or implied, including the implied warranties of merchantability and fitness for a particular purpose. Sonos reserves the right to inspect any Sonos Tools in IAC’s control at any time, provided it gives IAC at least forty-eight (48) hours advance notice. Sonos shall not be required to pay for any tool, equipment, fixture, jig or similar item that is not a Sonos Tool.

7.3.1. Sonos Tool Maintenance; Damaged Sonos Tool. IAC agrees to use commercially reasonable efforts to maintain Sonos Tools in good, satisfactory working condition and to keep Sonos Tools fully covered under IAC’s property insurance at all times and without expense to Sonos. IAC will be responsible for physical loss of or damage to the Sonos Tools while in the possession or control of IAC. IAC is solely responsible for installing, testing, and maintaining Sonos Tools in its control in good working condition and in compliance with applicable manufacturing specifications, for purchasing and maintaining spare parts to repair such Sonos Tools with a minimum of downtime, and for any risk of loss in connection with the Sonos Tools. Normal maintenance of Sonos Tools will be at Sonos’ expense. In the event that a Sonos Tool is damaged beyond what is considered normal wear and tear, it shall be the responsibility of IAC or its designated suppliers to notify Sonos within one (1) working day. It shall be the [*] responsibility of [*] to bear the full repair or replacement cost of a damaged Sonos Tool, [*]. All Sonos Tool repairs shall be made to the satisfaction of applicable manufacturing specifications.

7.4. Taxes. All Prices are in U.S. dollars and do not include withholding taxes and the like. [*]. All other items of tax based in whole or in part on the income of a party shall be the sole responsibility of such party. [*].

7.5. Product Payment Terms. Payment terms are [*] from the date of acceptance by Sonos of an applicable invoice from IAC in accordance with Exhibit H and/or other applicable SOW, which acceptance may not be unreasonably withheld. IAC may not submit an invoice for a Product prior to

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that Product’s transfer of title to Sonos. All payments shall be made in U.S. currency, unless otherwise agreed in writing by the parties, by check or wire transfer (as may be agreed upon by the parties) to an account designated by IAC. Invoices for shall be remitted to: Sonos, Inc., Attn: Accounts Payable, 223 E. De La Guerra Street, Santa Barbara, CA, 93101, USA, and shall also sent by electronic mail on the date of the invoice to: [*]. Any alteration to the payment terms must be mutually agreed in writing by the Parties.

7.6. On-Going Cost Reductions. [*] shall use commercially reasonable efforts to achieve on-going reductions in the costs of the BOM for each Product. [*].

7.6.1. [*].

7.7. Cost Calculation Process and Review. [*], IAC and Sonos shall meet to review any changes that have occurred in the total cost for each Product since the prior review and according to the cost model formula described in Exhibit G. [*].

7.8. Purchase Price Variance (PPV). Consistent with Section 6.4 of this Agreement, Sonos and IAC shall compare the cost model formula results between the invoiced pricing for Products [*] and the actual cost data that applied to the formula for the period. [*] Additionally, IAC and Sonos may agree to settle other costs that are incurred [*] in the next PPV calculation. Based on the results of the PPV calculation, the Parties will execute a credit or debit (positive or negative) memo for the entire Purchase Price Variance amount to be applied against the next payment(s) made by Sonos. IAC agrees to provide Sonos with any requested documentation relevant to the PPV calculation, including but not limited to copies of invoices from Components suppliers.

7.9. Component Procurement, Supply Management, Component Buffer Inventory, and Excess Components. Sonos desires to empower IAC to place Component purchase orders and otherwise manage the Component supply chain necessary to execute the on-time manufacture and shipment of Products. IAC shall be responsible to maintain accurate and up to date Component Lead Times and cancellation terms for all Components required to manufacture Products, and to place purchase orders for all Components according to Component Lead Times and the most recent Sonos Purchase Orders and Rolling Forecast. For Components that more than one supplier is qualified for usage in Products (“multi-sourced Components”), IAC shall execute Component purchase orders according to the volume share instruction given by Sonos. For such multi-sourced Components, IAC and Sonos shall agree to a process to, on [*], review and revise according to Sonos’ instruction the purchase order volume share to be placed by IAC between qualified Component suppliers. In the event of a change in quantities of Products in a Sonos Purchase Order or Rolling Forecast, IAC shall respond quickly to adjust its purchase orders for all Components and to confirm revised supply plans with all Component suppliers. Within [*] of receiving a new Sonos Rolling Forecast, IAC shall review Product manufacturing capacity and Component availability and provide Sonos a written shipment commitment plan (including shipment quantities by date). This plan should meet Sonos’ latest Rolling Forecast unless Product manufacturing capacity or Component availability does not support the Rolling Forecast, in which case the Parties will work together to resolve such issues. Unless Sonos otherwise instructs IAC in writing, IAC shall not reduce or cancel purchase orders on any other Components due to such Component shortage. In the event that IAC notifies Sonos that it is in possession of Excess Components, (and subject to the maximum liability parameters set forth in Exhibit C), IAC will use commercially reasonable efforts to reduce its inventory of Excess Components, including, without limitation, returning such Excess Components to the supplier, using such Components for IAC’s support and repair obligations, selling the Excess Components (subject to the limitations in this section) and/or using the Excess Components for other Products or the products of other customers of IAC or an IAC Affiliate. [*]. If IAC can only sell an Excess Component at a loss, it must obtain prior written authorization from Sonos for such sale,

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unless the aggregate amount of the loss Sonos would incur is [*]. Unless otherwise instructed by Sonos in writing, IAC is not authorized at any time to sell Custom Components to any third party or IAC Affiliate. [*], IAC shall send to Sonos a written report detailing any remaining Excess Components. If requested by Sonos, IAC agrees to provide all documentation (purchase order date, quantity ordered, Component lead-time, etc.) supporting IAC’s determination that the inventory is considered Excess Components. [*]. In the event Sonos instructs IAC to scrap any Components, IAC shall notify Sonos at least twenty-four (24) hours in advance of scrapping the Components and Sonos reserves the right to witness such scrap.

7.9.1. Component Buffer Inventory. IAC agrees to maintain [*] of buffer inventory for Components to support possible short lead time increases in Product quantities. The [*] of Component inventory is IAC’s responsibility to manage, and can be achieved through any one of the following methods:

1)	[*]
2)	[*]
3)	[*]

The Component buffer inventory amount shall be calculated by [*]. As this [*] increases or decreases, IAC will manage the Component buffer inventory up or down as required. All Component inventories will be utilized by IAC for the manufacture of Products on a [*] basis. For Component buffer inventory stored at a Component supplier factory, Sonos and IAC shall develop a process to regularly validate that the correct levels of Component buffer inventory are in fact in place. [*]. As a Product approaches end of life, Sonos will instruct IAC in writing to reduce or eliminate all Component buffer inventories in order to minimize the risk of an Excess Component occurrence.

7.9.2. Clear to Build Reporting. On a [*] basis and covering at least [*] of the then-current Sonos Rolling Forecast, IAC shall provide Sonos with a written “Clear to Build” report for each Product. This report shall include each Component required for that Product and incorporate each Component supplier’s supply commitment to IAC. The report shall compare the supplier supply commitments to IAC’s Component requirements in order to meet the current Rolling Forecast. While the detailed format of the report will be agreed between Sonos and IAC, the intent of the Clear to Build report is to proactively highlight potential Component supply shortages so that they can be resolved in advance of becoming an impact to IAC’s manufacture of Products. IAC agrees, if requested by Sonos, to publish an updated Clear to Build report more frequently than [*] during periods where significant Component shortage risks are present.

7.9.3. Component Discontinuance Purchase. In the event IAC or Sonos receives a manufacture discontinuance or end of life notice for a Component and the Component being discontinued does not have a replacement or substitute approved by Sonos prior to the last time buy date from the manufacturer, IAC agrees to purchase and store such discontinued Component during the term of this Agreement at a quantity specified in writing by Sonos and a Sonos PO is placed on IAC for the specified Component quantity. [*].

7.10. Audit Right. During the term of this Agreement, and for a period of [*] thereafter, IAC shall keep accurate and complete records of any items that are used in calculating a payment obligation of Sonos. No more than once per year during the Term, Sonos shall have the right, [*], to examine and audit IAC’s books and records related to Sonos [*]. In the event such records are stored electronically

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on a system that IAC cannot give Sonos access to, IAC will provide print-outs of the requested documents. [*]. Any such audit will be conducted in a manner that does not unreasonably interfere with IAC’s business activities. [*]. Sonos agrees that IAC may take reasonable precautions to preserve the identity of any IAC customer that might otherwise be compromised during such an audit.

8.0 NPI; FUTURE PRODUCTS

8.1. New Production Introduction. The outline of the New Product Introduction process is set forth on Exhibit D hereto, and shall be the basis for how existing Products or Future Products are prepared for Mass Production.

8.2. Statements of Work. As specified in Exhibit D, Sonos and IAC will formally add Products to this Agreement by executing a Statement of Work. Each party shall use its best reasonable effort to agree upon and sign the Statements of Work within a reasonable period of time. Unless a Statement of Work specifically refers to and amends a term of this Agreement, the terms and conditions of this Agreement will control and take precedence over any conflicting terms in a Statement of Work. If any Future Product becomes a Product prior to a Statement of Work being signed for that Product, the terms of this Agreement shall still apply to that Product.

8.3. Quality Plan. A Quality Plan will be created by the Parties for each Product and included in the applicable Statement of Work. The Quality Plan shall include in detail and where applicable: (a) All manufacturing and test process details, (b) All process variables and their control methods, (c) statistical process control methods used for monitoring and improvements, (d) quality and performance targets to be achieved as specified by Sonos, and (e) the necessary corrective actions planned. Each Quality Plan will be developed and owned jointly between the Parties, but Sonos will remain the owner of the Quality Plan and has final decision making authority of its contents.

9.0 REPAIR SERVICES; PROVISION FOR EXTENDED WARRANTY.

9.1. Technical Assistance. Each party shall make available to the other, [*], ongoing technical assistance with respect to the Product.

9.2. Repair Services. Pursuant to Exhibit E, IAC shall provide the RMA and repair services to Sonos upon request for a minimum of [*] from the date on which Sonos discontinues the sale of any Product on the terms and conditions set forth therein. Fees for such services, when required to be paid, shall be pursuant to the provisions in Exhibit E. It is expressly understood and agreed to by IAC that this Agreement does not grant IAC an exclusive privilege or right to repair or replace any or all Product purchased by Sonos under this Agreement. Sonos may perform the repairs or Sonos may elect to contract with other suppliers for the required repair or replacement services.

9.3. Extended Warranty. If requested by Sonos, IAC agrees to provide extended warranty coverage, [*]. The cost of such extended warranty coverage shall be mutually agreed upon in writing by the Parties on an individual Product basis, and included in the revised Statement of Work for each specified Product.

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10.0 REPRESENTATIONS AND WARRANTIES.

10.1. Mutual Warranty. Each party warrants and represents to the other that (i) it has the full corporate power and authority to enter into and carry out its obligations under this Agreement, and (ii) the execution and delivery of the Agreement by such party, and the performance by such party of its obligations pursuant to the Agreement, will not result in any material violation of or constitute a default under, any material agreement or obligation to which such party is currently bound.

10.2. Product Warranty by IAC. IAC hereby represents and warrants that for a period of [*] after the Manufacturing Date (the “Warranty Period”), a Product Unit will be free from defects in manufacturing process and defects in workmanship, will conform to general expectations of performance of wireless audio products and will conform to the Statement of Work for the applicable Product. For any Product Unit which is agreed between the Parties (such agreement to be made fairly and reasonably) to be non conforming to the above product warranty, IAC will, [*]. The warranty granted in this Section 10.2 will not apply to Product Units that have been misused, modified, damaged, abused, improperly stored (by a party other than IAC, an IAC affiliate, or an IAC subcontractor), tampered with or otherwise altered by any party other than IAC, an IAC Affiliate or an IAC Subcontractor. The above warranty is provided to Sonos as a standard warranty, [*]. If Sonos requests an extension of the Warranty Period, the parties will negotiate in good faith to determine an appropriate charge to extend the Warranty Period.

10.3. Third Party Component Warranty by IAC. IAC hereby warrants that (i) any IAC Sourced Component shall comply with the European Union Directive 2002/95/EC on the Restriction on the Use of Certain Hazardous Substances in electrical and electronic equipment or other similar environmental regulations that IAC is aware of, and (ii) any IAC Sourced Component shall be original. IAC will pass to Sonos all Component suppliers’ warranties to the extent that they are transferable.

10.4. DISCLAMER. EXCEPT AS EXPRESSLY SET OUT IN THIS SECTION, EACH PARTY MAKES NO WARRANTY OR REPRESENTATION, EITHER EXPRESS OR IMPLIED, REGARDING THE PRODUCT OR ANY SERVICES TO BE PROVIDED UNDER THIS AGREEMENT, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE.

11.0 INDEMNITY.

11.1. Indemnification by Sonos. Subject to Section 11.4, Sonos shall defend, indemnify and hold harmless IAC and its Affiliates, and their officers, directors, employees, shareholders, agents, successors and assigns from and against any and all loss, damages, liabilities, settlements, costs and expenses (including reasonable legal expenses and the expenses of other necessary professionals) as incurred, resulting from or arising out of breach of :

(i) any representation or warranty provided by Sonos under this Agreement.

(ii) the gross negligence or willful misconduct of Sonos, or its employees, directors, representatives, or agents;

(iii) Sonos’s failure to observe any applicable laws, regulations and/or statutory requirements

(iv) any product liability claim with respect to [*] other than [*].

11.2. Indemnification by IAC. Subject to Section 11.4, IAC agrees to defend, indemnify and hold harmless Sonos and its Affiliates, and their officers, directors, employees, shareholders, agents, successors and assigns from and against any and all loss, damages, liabilities, settlements, costs and expenses (including reasonable legal expenses and the expenses of other necessary professionals) as incurred, resulting from or arising out of (i) a manufacturing defect or any product liability claim caused by workmanship [*], or (ii) a breach of any representation or warranty provided by IAC under this Agreement.

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11.3. Intellectual Property Infringement.

11.3.1. Subject to Section 11.4, Sonos shall defend, indemnify and/or settle and hold harmless IAC and its Affiliates, and their officers, directors, employees, shareholders, agents, successors and assigns from and against any and all loss, damages, liabilities, settlements, costs and expenses (including reasonable legal expenses and the expenses of other necessary professionals) as incurred, resulting from or arising out of any third party claim, action, suit or proceeding (collectively and individually, a “Claim”) alleging that the Product (excluding any IAC Property) infringes any third party Intellectual Property Right, and shall pay all damages or settlement amounts finally awarded to the extent based upon such a Claim.

11.3.2. Subject to Section 11.4, IAC shall defend, indemnify and/or settle and hold harmless Sonos and its Affiliates, and their officers, directors, employees, shareholders, agents, successors and assigns from and against any and all loss, damages, liabilities, settlements, costs and expenses (including reasonable legal expenses and the expenses of other necessary professionals) as incurred, resulting from or arising out of any Claim alleging that the IAC Property or use thereof infringe any third party Intellectual Property Right, and shall pay all damages or settlement amounts finally awarded to the extent based upon such a Claim.

11.4. Procedure. The party seeking relief under this Section 11 (“Indemnitee”) shall: (i) promptly notify the other party (“Indemnitor”) in writing of any Claim; (ii) provide Indemnitor with sole control of the defense and/or settlement thereof; and (iii) provide Indemnitor, at Indemnitor’s request and expense, with reasonable assistance and full information with respect thereto. Indemnitee shall have the right to participate, at its own expense, with counsel of its own choosing in the defense and/or settlement of such Claim. The indemnification obligations of the parties in this Section 11 shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the consent of Indemnitor, which consent shall not be unreasonably withheld or delayed. The failure to deliver written notice to Indemnitor within a reasonable time after the commencement of any Claim, if prejudicial to its ability to defend such Claim, shall relieve Indemnitor of any liability to Indemnitee under this Section 11.

11.5. Pass-Through of Indemnities. If a party becomes the subject of a Claim of infringement with respect to a Third Party Component, to the extent the other party has the right to pass through an indemnity with respect to such Third Party Component, such other party shall pass through the indemnity to the party that is the subject of the Claim.

12.0 CONFIDENTIALITY.

12.1. Definition. “Confidential Information” shall mean any information that is transmitted or otherwise provided by or on behalf of the disclosing party, whether orally or in writing, to the receiving party during the course of its performance under this Agreement which is identified as “Confidential” at the time of disclosure or that should reasonably have been understood by the receiving party because of legends or other markings, the circumstances of disclosure or the nature of the information itself, to be proprietary and/or confidential to the disclosing party. All IAC Property, Sonos Property and Future Products, and any information related to such Future Products, shall always be deemed to be Confidential Information of the respective party providing such information. Confidential Information may be disclosed in written or other tangible form or by oral, visual or other means, including documents, computer code, prototypes, samples, plans and equipment. Confidential Information may also include information of a third party that is in the possession of one of the parties and is disclosed to the other party under this Agreement. “Confidential Information” shall not, however, include any information that (i) was publicly known and made generally available in the public domain prior to the time of disclosure by the disclosing party through no faults of the receiving party; (ii) becomes publicly known and made generally available after disclosure by the disclosing party to the receiving party through no faults of the receiving party; (iii) is already in the possession of the receiving party at the time of disclosure by the disclosing party as shown by the receiving party’s files and/or records; or (iv) is obtained by the receiving party from a third party lawfully in possession of such information and without a breach of such third party’s obligations of confidentiality.

12.2. Agreement as Confidential Information. The parties shall treat the terms and conditions and the existence of this Agreement as Confidential Information. Each party shall obtain the other’s consent prior to any publication, presentation, public announcement or press release concerning the existence or terms and conditions of this Agreement. Notwithstanding the foregoing, Sonos may disclose that IAC is manufacturing its Products to potential investors, partners and customers. The Parties specifically acknowledge that disclosure of this Agreement or the relationship contemplated hereby, without the prior written consent of the other party, would have a material, adverse impact on the other party’s relationship with its existing manufacturing partner.

12.3. Non-use and Non-disclosure. Each party agrees not to use any Confidential Information of the other party for any purpose except as necessary to perform its obligations under this Agreement. Each party agrees not to disclose any Confidential Information of the other party to any third party, except that, a receiving party may disclose the other party’s Confidential Information to those employees of the receiving party who are required to have the information in order to perform under this Agreement and who have agreed in writing to confidentiality obligations at least as protective of the disclosing party as those set forth herein. If a receiving party is required by a final authorized order from a recognized and applicable government body or from a court with competent jurisdiction to make any disclosure that is prohibited or otherwise constrained by this Agreement, the receiving party will provide the disclosing party with prompt written notice of such requirement so that the disclosing party may seek a protective order or other appropriate relief. Subject to the foregoing sentence, such receiving party may furnish that portion (and only that portion) of the Confidential Information that the receiving party is legally compelled or is otherwise legally required to disclose; provided, however, that the receiving party provides such assistance as the disclosing party may reasonably request in obtaining such order or other relief. Neither party shall reverse engineer, disassemble or decompile any prototypes, software or other tangible objects that embody the other party’s Confidential Information and that are provided to the party under this Agreement.

12.4. Maintenance of Confidentiality. Each party agrees that it shall take reasonable measures to protect the secrecy of and avoid disclosure and unauthorized use of the Confidential Information of the other party. Without limiting the foregoing, each party shall take at least those measures that it takes to protect its own confidential information of a similar nature, but in no case less than reasonable care (including, without limitation, all precautions the receiving party employs with respect to its own confidential materials). No party shall make any copies of the other party’s Confidential Information except upon the other party’s prior written approval. Each party shall reproduce the other party’s proprietary rights notices on any such authorized copies, in the same manner in which such notices were set forth in or on the original or otherwise that can clearly express the other party’s proprietary rights. A party receiving Confidential Information shall promptly notify the party disclosing such Confidential Information of any use or disclosure of such Confidential Information in violation of this Agreement of which the receiving party becomes aware. Confidentiality shall be maintained for a period of [*] after expiration of this Agreement.

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12.5. IAC’s Manufacturing Lines Building Sonos Products. With the exception of authorized contractors approved by the Parties required to perform equipment maintenance or other required work on IAC’s manufacturing lines that are assembling and testing Sonos Products, no third party personnel will be allowed access to (including a walk-through or tour) IAC’s lines that are manufacturing Products. Any exceptions to this must be approved in advance and in writing between a Sonos Program Manager and IAC Program Manager listed in Exhibit B.

13.0 USE OF CONTRACTORS; COMPLIANCE WITH LABOR LAWS.

13.1. IAC may retain IAC Subcontractors to furnish services to it in connection with the performance of its obligations hereunder and, if required, permit such IAC Subcontractors to have access to Sonos’ Confidential Information, provided that such IAC Subcontractors have signed agreements with IAC with restrictions on the use and dissemination of such information at least as restrictive as the confidentiality provisions contained herein. Before engaging any IAC Subcontractor, IAC shall first notify and get written approval from Sonos for the use of such IAC Subcontractor. Sonos shall not unreasonably delay or withhold such approval. IAC represents and warrants that the quality of the services and/or work product of any IAC Subcontractor shall be of at least the same quality as the services and/or work product delivered by IAC hereunder. In addition, IAC shall secure any and all Intellectual Property Rights that may pertain to the Sonos Products that are created by such IAC Subcontractor, and hereby transfers and assigns all such Intellectual Property Rights. IAC agrees that it will not prohibit Sonos from purchasing Components or Sonos Tools directly from any IAC Subcontractor, using existing terms or on terms established between Sonos and such IAC Subcontractor.

13.2. No Product will be (i) produced, manufactured, assembled, tested, or packaged by forced, prison, or child (defined as age 14 or below or the minimum working age within the applicable jurisdiction, whichever is older) labor, or (ii) transshipped for the purpose of mislabeling, evading quota or country of origin restrictions, or avoiding compliance with labor laws.

13.3. IAC and all persons furnished by IAC shall comply at their own expense with all applicable Environmental, Occupational Health and Safety laws, ordinances, regulations and codes, including the identification and procurement of required permits, certificates, licenses, insurance, approvals and inspections in performance under this Agreement.

14.0 LIMITATION OF LIABILITY.

EXCEPT IN THE EVENT OF A VIOLATION OF SECTION 3 (OWNERSHIP; GRANT OF RIGHTS: TRADEMARKS USAGE), OR FOR EACH PARTY’S OBLIGATIONS UNDER SECTION 11 (INDEMNITY), OR BREACH OF SECTION 12 (CONFIDENTIALITY), UNDER NO CIRCUMSTANCES WILL EITHER PARTY BE LIABLE TO THE OTHER UNDER ANY CONTRACT, STRICT LIABILITY, NEGLIGENCE OR OTHER LEGAL OR EQUITABLE THEORY, FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES OR LOST PROFITS IN CONNECTION WITH THE SUBJECT MATTER OF THIS AGREEMENT. EXCEPT IN THE EVENT OF A VIOLATION OF SECTION 3 (OWNERSHIP; GRANT OF RIGHTS: TRADEMARKS USAGE), OR FOR EACH PARTY’S OBLIGATIONS UNDER SECTION 11 (INDEMNITY), OR BREACH OF SECTION 12 (CONFIDENTIALITY), IN NO EVENT SHALL EITHER PARTY’S TOTAL LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT EXCEED THE AMOUNTS PAID BY SONOS FOR THE PRODUCTS IN THE [*] PERIOD IMMEDIATELY PRECEDING THE EVENT GIVING RISE TO THE LIABILITY. THIS SECTION DOES NOT LIMIT EITHER PARTY’S LIABILITY FOR PERSONAL INJURY, DEATH, OR DAMAGE TO TANGIBLE PROPERTY.

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15.0 TERM AND TERMINATION.

15.1. Term. Unless terminated earlier as provided herein, this Agreement shall terminate on the date three (3) years from the Effective Date. This Agreement shall be automatically renewed for additional successive one (1) year periods, unless written notice of non-renewal is received no later than six (6) months prior to the expiration of the then current term.

15.2. Termination for Cause. This Agreement may be terminated by a party for cause immediately upon the occurrence of and in accordance with the following:

15.2.1. Insolvency Event. Either party may terminate this Agreement by delivering written notice to the other party upon the occurrence of any of the following events: (i) a receiver is appointed for any party or its property; (ii) any party makes a general assignment for the benefit of its creditors; (iii) any party commences, or has commenced against it, proceedings under any bankruptcy, insolvency or debtor’s relief law, which proceedings are not dismissed within sixty (60) days; or (iv) any party is liquidated or dissolved.

15.2.2. Default. Either party may terminate this Agreement effective upon written notice to the other if the other party violates any material covenant, agreement, representation or warranty contained herein in any significant respect or defaults or fails to perform any of its obligations or agreements hereunder in any material respect, which violation, default or failure is not cured within thirty (30) days after notice thereof from the non-defaulting party stating its intention to terminate this Agreement by reason thereof.

15.3. Termination for Convenience. Either Party may terminate this Agreement hereunder for any reason at its convenience upon one hundred eighty (180) days prior written notice. In such case, Sonos’ sole liability shall be limited to payment of the amount due under this Agreement, all the Component(s) procured by IAC, and any finished and work-in-process Products provided such Components and Products liabilities were incurred in compliance with this Agreement.

15.4. Termination or Expiration of Agreement. For the avoidance of doubt, the termination or expiration of this Agreement shall be without prejudice to any rights or obligations which have already arisen under this Agreement, its Exhibits or any Purchase Order prior to such termination or expiration.

15.5. Transfer. If a termination notice is delivered pursuant to 15.2, 15.3, 15.4 or if Sonos decides to transfer the manufacturing of a Product from IAC during the Term of the Agreement, IAC shall cooperate fully with Sonos to effect the transfer of the manufacturing of the Products (without any obligation that IAC transfers IAC Property from IAC to Sonos, or a third party designated by Sonos, in order to help minimize any potential disruption in the continuity of supply. In the event that such transfer is the result of a termination notice pursuant to 15.2, 15.3 or 15.4 and such transfer is not completed by the termination date pursuant to 15.2, 15.3 or 15.4, the parties shall, acting reasonably and in good faith, agree to continue to cooperate fully to effect the transfer and extend the Term of this Agreement on such appropriate terms as the parties may agree for one or more ninety (90) day periods (the succession of which must be notified to IAC in writing within thirty (30) days of the expiration of the first ninety (90) day period and within the same timeframe for each period thereafter), until such time as the transfer is completed.

15.6. Survival of Rights and Obligations Upon Termination. Sections 1, 3.1, 3.2, 3.4, 7.10, 9.2, 9.3, 10, 11, 12, 13, 14, 15.4, 15.5, 15.6, 16 and Exhibit E shall survive termination or expiration of this Agreement.

16.0 MISCELLANEOUS.

16.1. Force Majeure. Except for the obligation to make payments herein, neither party shall be liable for delays in delivery or performance of its obligations, or for failure to deliver or perform its obligations under this Agreement due to a cause or circumstances beyond its reasonable control, including, without limitation, an act of nature, act of civil, government, or military authority, act of terrorism, governmental priority, strike or other labor disturbance, flood, fire, explosion, epidemic, other hostilities, or failure of the Internet (not resulting from the actions or inactions of such party). For clarification purposes, an industry wide inability to obtain a Third Party Component is a force majeure event; however, all other material shortages shall not be considered force majeure events. The party claiming excuse because of force majeure shall use its commercially reasonable efforts to promptly correct such failure or delay in performance and shall promptly notify the other party to this Agreement of any delay or failure to perform which may be excused by this provision, which notification will also specify the expected date of resumption of performance. In the event of any such delay, the date of performance shall be extended for a period equal to the time lost by reason of the delay. If, however, either party is unable to perform its obligations under this Agreement for reasons excused by this provision for a period in excess of ninety (90) consecutive days, the other party may terminate this Agreement without penalty upon written notice to the other Party.

16.2. No Third Party Beneficiaries. Unless otherwise expressly provided, no provisions of this Agreement are intended or shall be construed to confer upon or give to any person or entity other than Sonos and IAC any rights, remedies or other benefits under or by reason of this Agreement.

16.3. Attorneys Fees. In addition to any other relief awarded, the prevailing party in any action arising out of this Agreement shall be entitled to its reasonable attorneys’ fees and costs.

16.4. Relationship of parties. The parties hereto are independent contractors. Neither party has any express or implied right or authority to assume or create any obligations on behalf of the other or to bind the other to any contract, agreement or undertaking with any third party. Nothing in this Agreement shall be construed to create a partnership, joint venture, employment or agency relationship between Sonos and IAC.

16.5. Notices. Any notice required or permitted to be given by any party under this Agreement shall be in writing and shall be personally delivered or sent by a reputable overnight mail service (e.g., Federal Express), or by first class mail (certified or registered), or by facsimile confirmed by first class mail (registered or certified), to the Program Manager of the other party. Notices will be deemed effective (i) five (5) working days after deposit, postage prepaid, if mailed, (ii) the next day if sent by overnight mail, or (iii) the same day if sent by facsimile and confirmed as set forth above. A copy of any notice shall be sent to the following:

Sonos, Inc.

223 E. De La Guerra Street

Santa Barbara, CA, 93101, USA

Attn: [*]

Email: [*]

Fax: [*]

16.6. Assignment. No party may assign its rights or delegate its obligations hereunder, either in whole or in part, without the prior written consent of the other party, other than an assignment by Sonos or IAC of its rights and obligations hereunder to a wholly-owned subsidiary. Notwithstanding the foregoing, either party may assign, without the other’s express written approval, all its rights and

Page 24 of 38	*Confidential Treatment Requested

delegate all its obligations as part of a merger, reorganization or sale of all or substantially all its assets other than to a direct competitor of the non-assigning Party. Any attempted assignment or delegation in violation of this section by either party without the prior written consent of the other will be void. The rights and liabilities of the parties under this Agreement will bind and inure to the benefit of the parties’ respective successors and permitted assigns.

16.7. Waiver and Modification. Failure by any party to enforce any provision of this Agreement will not be deemed a waiver of future enforcement of that or any other provision. Any waiver, amendment or other modification of any provision of this Agreement will be effective only if in writing and signed by the parties.

16.8. Construction. The Parties agree that any principle of construction or rule of law that provides that an agreement shall be construed against the drafter of the agreement in the event of any inconsistency or ambiguity in such agreement shall not apply to the terms and conditions of this Agreement. Titles and headings to articles and sections of this Agreement are inserted for convenience of reference only and are not intended to affect the interpretation or construction of this Agreement. The terms “this Agreement,” “herein,” “hereof,” “hereunder” and similar expressions refer to this Agreement and not to any particular section or other portion hereof. Unless otherwise specified, “days” means calendar days. Any use of the term “including” in this Agreement shall be construed as if followed by the phrase “without limitation.”

16.9. Severability. If for any reason a court of competent jurisdiction finds any provision of this Agreement to be unenforceable, that provision of the Agreement will be enforced to the maximum extent permissible so as to affect the intent of the parties, and the remainder of this Agreement will continue in full force and effect.

16.10. Dispute Settlement; Governing Law. Any dispute or claim arising out of or in relation to this Agreement, or the interpretation, making, performance, breach or termination thereof, shall first be referred to the responsible executives of each party, each of whom shall use their best reasonable efforts in good faith to reach a mutually agreeable solution. If the parties are unable to resolve the dispute or claim despite such efforts, the dispute or claim shall be settled by binding arbitration under the International Rules of the American Arbitration Association as presently in force (“Rules”) and by three (3) arbitrators appointed in accordance with such Rules. Judgment on the award rendered may be entered in any court having jurisdiction thereof. The place of arbitration shall be Los Angeles, California USA. Any monetary award shall be in U.S. dollars and the arbitration shall be conducted in the English language. The parties may apply to any court of competent jurisdiction for temporary or permanent injunctive relief, without breach of this Section 16.10 and without any abridgment of the powers of the arbitrator.

This Agreement shall be governed by the law of California, U.S.A. and the arbitrators shall apply California law to the merits of any dispute or claim, without reference to conflict of law principles. The arbitration proceedings shall be governed by federal arbitration law and by the Rules, without reference to state arbitration law. The parties hereby exclude the application of the United Nations Convention on Contracts for the International Sale of Goods

16.11. Entire Agreement. This Agreement, including all exhibits which are incorporated herein by reference, constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes and replaces all prior and contemporaneous understandings or agreements, written or oral, regarding such subject matter.

16.12. Counterparts. This Agreement may be executed in two counterparts, each of which shall be an original and together which shall constitute one and the same instrument.

16.13. Insurance Coverage. [*] will have insurance policies with reputable insurers to provide coverage and amounts that secure its obligations and potential liabilities under this Agreement. [*] is responsible for all premiums, deductibles and retentions for such insurance. After this Agreement expires or terminates, [*] will either have an active policy or purchase an extended reporting period that has coverage for claims first made and reported to the insurer within 2 years after this Agreement expires or terminates. These insurance requirements will not limit [*] liability under this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement by persons duly authorized as of the date and year first above written.

SONOS, INC.		IAC

By:	/s/ Craig Shelburne	By:	/s/ Joyce Chang
Name:	Craig Shelburne	Name:	Joyce Chang
Title:		Title:

Exhibit A

Statement of Work for each transfer or future Sonos Product will be attached as part of Exhibit A. (to be added later, should not hold up contract signature)

Exhibit A-1

PLAY:1 Statement of Work

Exhibit A-2

Next transfer or future program.

Exhibit B

Program Managers

Sonos, Inc.

Name	Title	Telephone and E-mail

[*]	Senior Factory Program Manager	Cell: [*] [*]

[*]	Factory Program Manager	Cell: [*] [*]

[*]	Factory Program Manager	Cell: [*] [*]

IAC:

Name	Title	Telephone and E-mail

Planning Manager(s)

Sonos, Inc.

Name	Title	Telephone and E-mail

[*]	Senior Operation Manager	Cell: [*] [*]

[*]	Planning Manager	Cell: [*] [*]

[*]	Planning Manager	Cell: [*] [*]

[*]	Planning Manager	Cell: [*] [*]

Address :

Suite 802, Tower A, Venture International Park, No. 2679 Hechuan Road, Minhang District, Shanghai, China 201103

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Exhibit C

Flexibility and Cancellation Guidelines

C.1. Purchase Orders and Rolling Forecast. Upon prior written notice by a Sonos Planning Manager to IAC, Sonos may cancel or reschedule Purchase Orders or adjust the Rolling Forecast as follows:

Number of Calendar Days from Scheduled Product Shipment Date	Quantity Allowed to Reschedule to a Later Date	Quantity Allowed to Upside	Quantity Allowed to Cancellation
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]

C.2 Maximum Liability of Sonos; Best Efforts. In the event of a cancellation by Sonos of Purchase Orders (“cancellation”) or a reduction in the Rolling Forecast quantities without rescheduling those quantities to a later date (“reduction”), IAC must [*] mitigate any losses it may suffer by reason of such cancellation or reduction. In any event, the maximum Sonos liability for such cancellation or reduction will be limited to [*], provided that [*]. Prior to payment under this section, Sonos may audit all relevant documents to ensure that actual losses reasonably approximating the Purchase Order cancellation or Rolling Forecast quantity reduction charge have been suffered by IAC as the result of the cancellation or quantity reduction. [*].

C.3 Upside Flexibility. In the event Sonos increases a Purchase Order or Rolling Forecast quantities with [*] notice to IAC, IAC agrees to [*] support the increased quantities. Consistent with Section 7.9.1, IAC agrees to maintain [*] of buffer Component inventories for each Product that can be applied to supporting any short lead-time Sonos requests for increased Product quantities.

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Exhibit D

NPI Process

D.1	Future Product Specifications. [*].

D.2	Future Product Confidentiality. [*].

D.3	Development Efforts. [*].

Diagram 1: NPI Phase-Gate Process (Typical)

[*]

Page 31 of 38	*Confidential Treatment Requested

Table 1: NPI Phase Description

[*]

D.4	Development Samples. [*].

D.5	Design Verification Testing. [*].

D.6.	IAC’s NPI Responsibilities. [*].

Table 2. Contract Manufacturer NPI Responsibility

[*]

D.7. Sonos Tools. To the extent that Sonos requires the creation or procurement of a Sonos Tool, Sonos shall pay IAC for the cost of such Sonos Tool [*]. IAC shall invoice Sonos at least [*] prior to such date, or on the date the Sonos Tool is accepted by Sonos if IAC has created the Sonos Tool itself. Prior to acceptance, all specifications and assembly drawings should be provided to Sonos for review. Upon payment to IAC, Sonos shall take full title and ownership of the applicable Sonos Tool, including any specifications and final assembly drawings associated with the Sonos Tool. If the Sonos Tool is created by an IAC Subcontractor, IAC shall secure such ownership rights in accordance with its responsibilities specified in Section 13.1 of the Agreement.

D.8 Reports. As appropriate, each party shall provide the other with periodic reports detailing its work on a Product, any anticipated problems and any indication of delay in fixed or tentative schedules. At a minimum, the Program Managers shall meet once a week, in person or by telephone, as mutually agreed, for a formal progress presentation, describing in detail the status of work, including projections for time of completion, steps necessary to return to the schedule in case of any delay, and discussion of possible resolution of any problems which have arisen.

D.9 NPI for Transfer Products. For Transfer Products, portions of the foregoing NPI process will apply, depending upon the complexity of the conversion of the existing manufacturing operations for the Transfer Product over to IAC.

D.10 Charge for NPI. [*] acknowledges that unless otherwise clearly specified in this Exhibit D as being a cost that will be borne by [*], the NPI Process (for either Future Products or Transfer Products), including all services provided by IAC and/or costs incurred by IAC as set forth in this Exhibit D, are provided with reasonable charge to Sonos, if such service is not defined in an applicable SOW and/or the roles and responsibilities matrix described above in Table 2. Any such costs must be approved in advance by Sonos in writing.

Page 32 of 38	*Confidential Treatment Requested

Exhibit E

RMA and Repair Procedures

Table E.1 RMA Warranty Coverage Provisions
Timing[1]	Nature of Defect	Responsible Party[2]	Replacement Stock[3]	Warranty Period Coverage
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]

E.1 Explanation of Table Footnotes.

1.	[*]
2.	[*]
3.	[*]

E.2 Definitions.

[*]

E.3 Repair Process. The following steps shall be followed by the parties:

1.	[*]
2.	[*]
3.	[*]
4.	[*]
5.	[*]
6.	[*]
7.	[*]
8.	[*]
9.	[*]
10.	[*]

E.4 High Failure and Epidemic Failure Rate Procedures. In the case of either a High Failure or an Epidemic Failure, IAC’s obligations shall be, within three (3) business days, to propose an action plan to fix the failure of any affected Products and to implement this action plan upon Sonos’ acceptance thereof, which action plan may include sending engineers over to designated sites to repair the Defective Products. [*].

E.5 Shipments; Determination of Responsibility. [*].

E.6 Repair Cost. The cost of any repair for which Sonos is responsible (for example, because of a design defect or outside of warranty return) shall be based upon the BOM for the Components included in the repair plus labor, with mutually agreed upon repair labor rates applied. [*].

E.7 Repair Labor Pricing. Repair labor pricing will be agreed in writing between the Parties and will be based upon market competitive labor rates for the location(s) in which IAC is performing the repairs.

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E.8 Repair Warranty.

All repair work conducted within the general product warranty period specified in Section 10.2 and is performed to repair a defect that constitutes a breach of the warranties provided by IAC in Sections 10.2 or 10.3 shall carry a warranty [*]. For clarification, this repair warranty warrants that the work corrected in all respects the identified defect and does not cover other defects unrelated to the repair work that may later occur.

All repair work conducted outside of the general product warranty period specified in Section 10.2 and all repair work conducted to correct a defect that is not covered by the warranties provided by IAC in Sections 10.2 or 10.3, shall carry a warranty of [*] that the work corrected in all respects the identified defect. For clarification, this repair warranty does not cover other defects unrelated to the repair work that may later occur.

E.9 Repair Reporting and Status. IAC shall make available to Sonos detailed repair information for each RMA unit including but not limited to repair work performed on the unit, SA and FA test results, packaging, and shipping. The information shall be linked to the manufacturing data of the Product Unit electronically through its serial number. In addition, a summary report shall be provided to Sonos for approval of responsible party determination. The report should include, but not necessarily be limited to, Product type, Serial Number, Defect Symptoms, Analysis, Corrective actions, Suggested responsible party and status.

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Exhibit F

Sonos Supplier Performance Review

F.1	Introduction.

Sonos supplier management strategy is based on developing strong working relationships with its suppliers. The results Sonos seek will not occur from random sourcing or selecting suppliers solely on competitive quotations. It will result from working closely with the best existing suppliers to improve quality, productivity, cost, and all other elements of supplier performance.

The basic strategy entails establishing mutual performance expectations and metrics, providing supplier performance feedback, initiating corrective actions to ensure continuous improvements, and rewarding the best suppliers with the opportunity for future new business. The Sonos Supplier Performance Review program provides a framework for effective communication between Sonos and its suppliers regarding the specific elements of supplier performance. The result of establishing our expectations and supplier performance feedback will ensure maximum customer satisfaction and increased profitability for all contributors to the system. To accomplish these objectives, Sonos aims to:

•	Establish and strengthen long-term partnerships that result in mutual success between the Parties

•	Set expectations and metrics that are aggressive yet realistic and achievable

•	Utilize a team approach to achieve performance improvements

•	Be open to 2-way feedback and commit ourselves to continuous improvement, just as we expect from our supply and manufacturing partners

Successful supplier performance in the areas of Quality, Business, Engineering, Supply Chain & Operational Excellence is expected and necessary for both parties to achieve repeat business, increased sales and profitable growth.

F.2	Supplier Performance Review Metrics.

IAC must maintain a competitive advantage by providing products of the highest quality and a competitive total cost, with operations that demonstrate best in class manufacturing, quality, engineering and supply chain innovation and execution. The Parties will mutually agree in good faith upon valid performance metrics, goals, and a relevant scoring template and process.

The Parties agree to meet [*] to review IAC’s performance and scoring for the period. It is targeted to alternate meeting locations between Sonos’ USA HQ office and IAC’s factory. Dates and locations for such reviews will be agreed between the Parties with reasonable notice.

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Exhibit G

Product Pricing Formula

Item	Code	Calculation
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]

G.1	Pricing Formula Definitions:

[*]

All inputs to the Pricing Formula should be based upon validated actual data. Sonos reserves the right to audit and measure any manufacturing or test process or cycle time, as well as review any relevant IAC documentation to verify that Product pricing is calculated accurately. Consistent with Section 6.4 of this Agreement, Sonos and IAC will review all inputs to the above Pricing Formula for each Product on a quarterly basis, and adjust Product pricing as necessary to become effective in the next quarter.

Page 36 of 38	*Confidential Treatment Requested

Exhibit H

ERS Statement of Work

ERS SOW to be added later

Exhibit I

Engineering Change Process

Engineering Change Process to be added later

[*] Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

SONOS, INC.

AMENDMENT TO MANUFACTURING AGREEMENT

September 24, 2014

WHEREAS, Sonos, Inc. (hereinafter “Sonos”) and Inventec Appliances Corporation (hereinafter “IAC”) have entered into a certain Manufacturing Agreement dated September 4, 2014 (the “Agreement”); and

WHEREAS, both Sonos and IAC desire to modify certain terms of the Agreement as specified below.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration the sufficiency of which is hereby acknowledged by both parties hereto, the parties agree to amend and modify the Agreement as set forth below:

1.	Section 6.5 of the Agreement is hereby replaced in its entirety with the following:

6.5 Shipping Term; Title and Risk of Loss. Unless otherwise specified to the contrary on a Purchase Order (and subsequently acknowledged in writing by IAC), shipping terms are [*] and include all elements of the INCOTERMS 2010 definition with the following modifications:

[*]

2.	Exhibit D of the Agreement is hereby replaced in its entirety with Exhibit D attached hereto.

3.	Except for terms amended, replaced or added herein, all of the provisions of the Agreement shall remain unchanged, in full force and effect.

[Signature Page Follows]

*Confidential Treatment Requested

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

INVENTEC APPLIANCES CORPORATION

By:
Name:
Title:

SONOS, INC.

By:	/s/ Craig A. Shelburne
Craig A. Shelburne

Exhibit D

NPI Process

D.1 Future Product Specifications. [*].

D.2 Future Product Confidentiality. [*].

D.3 Development Efforts. [*].

Diagram 1: NPI Phase-Gate Process (Typical)

[*]

*Confidential Treatment Requested

Table 1: NPI Phase Description

[*]

D.4 Development Samples. [*].

D.5 Design Verification Testing. [*].

D.6. IAC’s NPI Responsibilities. [*].

Table 2. Contract Manufacturer NPI Responsibility

[*]

D.7. Sonos Tools. To the extent that Sonos requires the creation or procurement of a Sonos Tool, Sonos shall pay IAC for the cost of such Sonos Tool [*]. IAC shall invoice Sonos at least [*] prior to such date, or on the date the Sonos Tool is accepted by Sonos if IAC has created the Sonos Tool itself. Prior to acceptance, all specifications and assembly drawings should be provided to Sonos for review. Upon payment to IAC, Sonos shall take full title and ownership of the applicable Sonos Tool, including any specifications and final assembly drawings associated with the Sonos Tool. If the Sonos Tool is created by an IAC Subcontractor, IAC shall secure such ownership rights in accordance with its responsibilities specified in Section 13.1 of the Agreement.

D.8 Reports. As appropriate, each party shall provide the other with periodic reports detailing its work on a Product, any anticipated problems and any indication of delay in fixed or tentative schedules. At a minimum, the Program Managers shall meet once a week, in person or by telephone, as mutually agreed, for a formal progress presentation, describing in detail the status of work, including projections for time of completion, steps necessary to return to the schedule in case of any delay, and discussion of possible resolution of any problems which have arisen.

D.9 NPI for Transfer Products. For Transfer Products, portions of the foregoing NPI process will apply, depending upon the complexity of the conversion of the existing manufacturing operations for the Transfer Product over to IAC.

D.10 Charge for NPI. [*] acknowledges that unless otherwise clearly specified in this Exhibit D as being a cost that will be borne by [*], the NPI Process (for either Future Products or Transfer Products), including all services provided by IAC and/or costs incurred by IAC as set forth in this Exhibit D, are provided with reasonable charge to Sonos, if such service is not defined in an applicable SOW and/or the roles and responsibilities matrix described above in Table 2. Any such costs must be approved in advance by Sonos in writing.

*Confidential Treatment Requested

[*] Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

SONOS, INC.

AMENDMENT TO MANUFACTURING AGREEMENT

November 1, 2015

WHEREAS, Sonos, Inc. (hereinafter “Sonos”) and Inventec Appliances Corporation (hereinafter “IAC”) have entered into a certain Manufacturing Agreement dated September 4, 2014 (the “Agreement”); and

WHEREAS, both Sonos and IAC desire to modify certain terms of the Agreement as specified below.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration the sufficiency of which is hereby acknowledged by both parties hereto, the parties agree to amend and modify the Agreement as set forth below:

1.	Section 4.15 set forth below is hereby added to the Agreement following Section 4.14:

4.15	Locking Procedures. IAC represents and warrants that it shall comply with all locking and unlocking procedures communicated to IAC by Sonos for any Sonos Product. Sonos may update these procedures at any time by providing IAC with written notice of the revised procedures, and the original and revised procedures are hereby incorporated into this Agreement. The testing of Product Units shall be managed to ensure that a dev unlocked unit is relocked in preparation for storage when it is no longer actively in use, or is destroyed. No dev unlocked units shall be removed from the IAC manufacturing facility without the specific written consent of Sonos in each instance. In the event that a dev unlocked Product Unit is required to be transported outside of the IAC manufacturing facility, IAC hereby agrees that it will ensure that the Product Unit is dev relocked prior to transport. IAC shall never use a Product Unit for production if, at any point, IAC or Sonos has dev unlocked the Product Unit.

2.	Section 4.16 set forth below is hereby added to the Agreement following Section 4.15:

4.16	Scrapping Procedures. IAC represents and warrants that it shall comply with all scrapping procedures communicated to IAC by Sonos for any Sonos Product. Sonos may update these procedures at any time by providing IAC with written notice of the revised procedures, and the original and revised procedures are hereby incorporated into this Agreement.

3.	For purposes of Section 10.4 and 11 of the Agreement, the additional representations and warranties outlined herein shall be treated as if they are a part of Section 10 of the Agreement.

4.	Except for terms amended, replaced or added herein, all of the provisions of the Agreement shall remain unchanged, in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

INVENTEC APPLIANCES CORPORATION

By:
Name:
Title:

SONOS, INC.

By:	/s/ Craig A. Shelburne
Craig A. Shelburne

[*] Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

SONOS, INC.

AMENDMENT TO MANUFACTURING AGREEMENT

October 1, 2017

WHEREAS, Sonos, Inc. (hereinafter “Sonos”) and Inventec Appliances Corporation (hereinafter “IAC”) have entered into a certain Manufacturing Agreement dated September 4, 2014, as amended (the “Agreement”); and

WHEREAS, both Sonos and IAC desire to modify certain terms of the Agreement as specified below.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration the sufficiency of which is hereby acknowledged by both parties hereto, the parties agree to amend and modify the Agreement as set forth below:

1.	Section 1.12 is hereby replaced in its entirety with the following:

1.12	“Delivery Date” means the date that a Product Build (or portion thereof) is presented for acceptance by a Designated Carrier at the IAC Manufacturing Facility.

2.	Section 6.5 of the Agreement is hereby replaced in its entirety with the following:

6.5 Shipping Term; Title and Risk of Loss. Unless otherwise specified to the contrary on a Purchase Order (and subsequently acknowledged in writing by IAC), shipping terms are [*], and include all elements of the INCOTERMS 2010 definition, subject to the specifics outlined in the table presented below.

[*]

Upon completion of its responsibilities above and delivery to the Designated Carrier, title will transfer to Sonos and IAC may submit an invoice for payment in accordance with Section 7.5.

3.	Section 7.5 of the Agreement is hereby replaced in its entirety with the following:

7.5. Product Payment Terms. Payment terms are [*] from the date of acceptance by Sonos of an applicable invoice from IAC, which acceptance may not be unreasonably withheld. IAC may not submit an invoice for a Product prior to that Product’s transfer of title to Sonos. All payments shall be made in U.S. currency, unless otherwise agreed in writing by the parties, by check or wire transfer (as may be agreed upon by the parties) to an account designated by IAC. Invoices for shall be remitted to: Sonos, Inc., Attn: Accounts Payable, 614 Chapala St., Santa Barbara, CA, 93101, USA, and shall also sent by electronic mail on the date of the invoice to: [*]. Any alteration to the payment terms must be mutually agreed in writing by the Parties.

*Confidential Treatment Requested

4.	Except for terms amended, replaced or added herein, all of the provisions of the Agreement shall remain unchanged, in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

INVENTEC APPLIANCES CORPORATION

By:
Name:
Title:

SONOS, INC.

By:	/s/ Craig A. Shelburne
Craig A. Shelburne
Secretary